Exhibit 15

Hudson Highland Group, Inc.
New York, New York

                We are aware that Hudson Highland Group, Inc. has incorporated by reference our review reports dated May 15, 2003, July 29, 2003 and October 28, 2003, appearing in Hudson Highland Group, Inc.‘s quarterly reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, respectively, issued pursuant to the provisions of Statement on Auditing Standards 100, in the Prospectus constituting a part of the Registration Statement on Form S-3 to be filed on or about November 26, 2003. We are also aware of our responsibilities under the Securities Act of 1933.

/S/ BDO Seidman, LLP

New York, New York
November 26, 2003